     As filed with the Securities and Exchange Commission on June 19, 2003

                                                               File No. 333-6132

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                       REGISTRATION STATEMENT ON FORM F-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            TRANSCANADA CORPORATION
             (Exact name of registrant as specified in its charter)

                    CANADA                                       NOT APPLICABLE
 (State or other jurisdiction of incorporation
                or organization)                      (I.R.S. Employer Identification No.)

                             450 - 1ST STREET S.W.
                       CALGARY, ALBERTA, T2P 5H1, CANADA
   (Address and telephone number of Registrant's principal executive offices)

                        TRANSCANADA POWER MARKETING LTD.
                          110 TURNPIKE ROAD, SUITE 203
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 871-1855
           (Name, address and telephone number of agent for service)

     Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /X/

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS THAT CONSTITUTES A PART OF THIS POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM F-3 SHALL BE DEEMED TO BE A COMBINED PROSPECTUS RELATING TO THE REGISTRANT'S POST-EFFECTIVE AMENDMENT NO. 2 ON FORM F-3 TO FORM S-3 (REGISTRATION NO. 33-13564).

                                EXPLANATORY NOTE

    This Post-Effective Amendment No. 1 to Registration Statement on Form F-3 (No. 333-6132) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the completion by TransCanada PipeLines Limited, a Canadian public company ("TransCanada PipeLines"), of a statutory reorganization pursuant to a plan of arrangement (the "Arrangement") through which TransCanada PipeLines became a wholly owned subsidiary of TransCanada Corporation, a Canadian public company (the "Registrant"). The Arrangement was effected pursuant to Articles of Arrangement that were filed with the director appointed pursuant to Section 260 of the Canada Business Corporations Act. The shareholders of TransCanada PipeLines approved the Arrangement at a special meeting of shareholders that was held on April 25, 2003. By virtue of the Arrangement, each issued and outstanding common share (and related right under the shareholder rights plan) of TransCanada PipeLines was exchanged for one common share (and related right under the shareholder rights plan) of the Registrant and each new common share of the Registrant was issued in a transaction exempt from registration under
Section 3(a)(10) of the Securities Act of 1933, as amended. As a result, each holder of common shares of TransCanada PipeLines became the owner of common shares of the Registrant.

    In accordance with paragraph (d) of Rule 414 under the Securities Act, the Registrant expressly adopts this registration statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The applicable registration fees were paid at the time of the original filing of this registration statement.

    This Post-Effective Amendment also reflects changes to the TransCanada PipeLines Limited Dividend Reinvestment and Share Purchase Plan, which, as so amended, shall hereafter be the Registrant's "Dividend Reinvestment and Share Purchase Plan."

                                     [LOGO]

                             DIVIDEND REINVESTMENT
                                      AND
                              SHARE PURCHASE PLAN

                                 JUNE 19, 2003

PROSPECTUS

                            TRANSCANADA CORPORATION

                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

By this Prospectus, TransCanada offers to shareholders who are residents of the United States of America TransCanada's common shared under its Dividend Reinvestment and Share Purchase Plan (the "Plan").

    - Common shareholders of TransCanada Corporation (the "Corporation" or "TransCanada") may elect to reinvest their cash dividends in additional common shares of TransCanada.

    - Preferred shareholders of TransCanada PipeLines Limited ("TCPL") may elect, until such time as their participation is no longer permitted under securities law, to reinvest their cash dividends in common shares of TransCanada.

    - Common shares purchased with these cash dividends are acquired at 100% of the weighted average purchase price or, at TransCanada's option, at 100% of the Average Market Price (see "Price of Additional Common Shares") or, at TransCanada's option, and as determined by the Board of Directors, may be subject to a discount of up to 5% of the Average Market Price if issued from the Treasury of the Corporation (See "Price of Additional Common Shares" on page C-3).

    - Participants in the Plan may make optional cash payments of up to Cdn. $10,000 or U.S. $7,000 per quarter to purchase additional common shares of TransCanada.

TransCanada's common shares are listed on the New York Stock Exchange (Symbol: TRP).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June 19, 2003.

                               TABLE OF CONTENTS

This Prospectus includes the Canadian brochure with respect to the Plan starting at page C-1 and the Additional Information for shareholders who are residents of the United States of America starting at page S-1.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN...............    C-1
Features of the Dividend Reinvestment and Share Purchase
  Plan......................................................    C-1
Purpose.....................................................    C-1
Participation...............................................    C-1
Method of Purchase..........................................    C-3
Price of Additional Common Shares...........................    C-3
Costs.......................................................    C-4
Statements of Account.......................................    C-4
Share Certificates..........................................    C-4
Termination of Participation................................    C-5
Disposition of Shares Held in Certificate Form..............    C-5
Rights Offerings............................................    C-6
Stock Dividends and Stock Splits............................    C-6
Share Voting................................................    C-6
Responsibilities of the Corporation and the Trustee.........    C-6
Amendment, Suspension or Termination of the Plan............    C-6
Notices.....................................................    C-7
Tax Considerations..........................................    C-7
  Residents of Canada.......................................    C-7
  Non-Residents of Canada...................................    C-8
Use of Proceeds.............................................    C-8

ADDITIONAL INFORMATION FOR RESIDENTS OF THE UNITED STATES
OF AMERICA..................................................    S-1
Tax Considerations for United States Citizens or
  Residents.................................................    S-1
  Canadian Non-Resident Tax.................................    S-1
  United States Federal Taxes...............................    S-1
Available Information.......................................    S-2
Incorporation of Certain Documents by Reference.............    S-3
Enforceability of Certain Liabilities.......................    S-4
Experts.....................................................    S-4
Legal Matters...............................................    S-5

                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

FEATURES OF THE DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN INCLUDE THE
FOLLOWING:

    - Common shareholders of TransCanada Corporation (the "Corporation" or "TransCanada") may elect to reinvest their cash dividends in additional common shares of TransCanada;

    - Preferred shareholders of TransCanada PipeLines Limited ("TCPL") may elect, until such time as their participation is no longer permitted under securities law, to reinvest their cash dividends in common shares of TransCanada;

    - Common shares purchased with these cash dividends are acquired at 100% of the weighted average purchase price or, at TransCanada's option, at 100% of the Average Market Price (see "Price of Additional Common Shares") or, at TransCanada's option, and as determined by the Board of Directors, may be subject to a discount of up to 5% of the Average Market Price if issued from the Treasury of the Corporation;

    - Participants in the Plan may make optional cash payments of up to Cdn. $10,000 or U.S. $7,000 per quarter to purchase additional common shares of TransCanada;

    - Optional cash payments may be made at any time, but only those payments received at least three (3) business days prior to the dividend payment date will be applied to the purchase of additional common shares for such dividend payment date. As neither the Trustee nor the Corporation pay interest on these funds, participants are advised to post-date their cheque to the next common share dividend payment date;

    - Participants are not required to pay brokerage commissions or any other costs associated with the Plan; and

    - Full investment of all funds is possible since fractional shares are also credited to the participant's account.

Statements of Account are mailed to participants each quarter detailing the investments made on their behalf.

PURPOSE

The Plan allows eligible holders of common shares of the Corporation and holders of preferred shares of TCPL, provided such preferred shareholders are eligible under securities law to participate in the Plan, to purchase common shares of the Corporation by reinvesting their cash dividends and/or by making optional cash payments.

PARTICIPATION

Except as described below, a registered holder of common shares of the Corporation or registered holder of preferred shares of TCPL, provided such preferred shareholders are permitted under securities law to participate in the Plan, is eligible to join the Plan at any time by completing an Authorization Form and sending it to Computershare Trust Company of Canada (the "Trustee"). Beneficial owners of such common and/or preferred shares whose shares are not registered in their own names may, in accordance with the provisions set forth above, participate in the Plan after having their shares transferred into their own names. An owner whose shares are held in a specific segregated registered account, such as a numbered account with a bank, trust company or broker, may direct that company to enroll such account in the Plan with respect to those shares. Once a shareholder has enrolled in the Plan, participation continues automatically unless terminated in accordance with the terms of the Plan.

Under the terms of the Plan, shareholders may:

    (a) direct the Trustee to reinvest cash dividends on all of their common shares of the Corporation and/or preferred shares of TCPL, provided such preferred shareholders are eligible under securities law to participate in the Plan, registered in a particular name or manner in additional common shares of the Corporation; and/or

    (b) direct the Trustee to invest optional cash payments in additional common shares of the Corporation.

A registered holder shall become a participant in the Plan with regard to the reinvestment of dividends as of the first dividend record date following receipt by the Trustee of a properly completed Authorization Form. If the Trustee receives an Authorization Form after the record date for a particular dividend, that dividend will be paid to the shareholder in the usual manner and participation in the Plan with regard to dividends will commence with the next dividend record date. Dividend record dates for the Corporation's common shares and TCPL's preferred shares are generally the last business day of each of March, June, September and December.

A registered holder shall become a participant in the Plan with regard to optional cash payments as of the first common share dividend payment date following receipt by the Trustee of a payment and a properly completed Authorization Form. Optional cash payments under the Plan are to be made to the Corporation and may not be less than Cdn. $50 or U.S. $35 per remittance and may not exceed an aggregate of Cdn. $10,000 or U.S. $7,000 in any quarter.

Future payments may be made by any participant in the Plan by forwarding a cheque, money order, or bank draft to the Trustee, in Canadian or United States dollars, payable to TransCanada Corporation, together with an Optional Cash Payment Form. This form is attached to each quarterly Statement of Account. Optional cash payments may be made at any time, but only those payments received at least three (3) business days prior to a common share dividend payment date will be applied to the purchase of additional common shares. Payments received after such date will be held by the Trustee for investment on the next common share dividend payment date.

Because neither the Trustee nor the Corporation pays interest on these funds, participants are advised to provide a cheque post-dated to the next common share dividend payment date. The dividend payment dates are generally the last business day of each of January, April, July and October.

There is no obligation to make an optional cash payment, and the amount (subject to the limits stipulated above) may vary from time to time.

Participants should note that common shares of the Corporation acquired outside of the Plan are not automatically enrolled in the Plan. Participants purchasing additional common shares outside of the Plan are advised to contact the Trustee if these shares are to be enrolled in the Plan.

It has come to the Corporation's attention that certain investment dealers may acquire substantial amounts of the Corporation's common shares prior to the dividend record date solely for the purpose of exploiting the arbitrage opportunities which may result from the operation of the Plan. The Corporation reserves the right to deny access to the Plan to any such investment dealer or other shareholder.

METHOD OF PURCHASE

Cash dividends payable on the common and/or preferred shares, which are eligible to be registered in the Plan, less any applicable withholding tax, will be applied automatically on each dividend payment date to the purchase of common shares of the Corporation. Common shares will also be acquired with the cash dividends from common shares accumulated in the participant's account.

Optional cash payments to the Plan will be applied to the purchase of common shares of the Corporation on the common share dividend payment date following receipt of such payment.

A participant's account will be credited with the number of common shares of the Corporation, including fractional shares computed to four decimal places, which is equal to the amounts to be invested for such participant divided by the applicable purchase price.

Full investment of funds under the Plan is possible because fractions of common shares as well as whole common shares are credited to participants' accounts. The rounding of any fractional interest is determined by the Trustee using such methods as it deems appropriate in the circumstances.

Common shares issued pursuant to the Plan will initially be registered in the name of Computershare Trust Company of Canada, as Trustee for the participants, and will be held by the Plan Trustee in an account in the participant's name. If Computershare Trust Company of Canada ceases to act as the Trustee under the Plan, another trustee will be designated by the Corporation.

PRICE OF ADDITIONAL COMMON SHARES

The price of additional common shares of the Corporation purchased with optional cash payments and with reinvested dividends will be 100% of the weighted average purchase price on the Toronto Stock Exchange excluding brokerage commissions of all the common shares purchased on behalf of participants on the investment date. At its option, the Corporation may instead issue the additional common shares of the Corporation from treasury at 100% of the Average Market Price or, if determined by the Board of Directors, at a discount of up to 5% of the Average Market Price. For these purposes, the Average Market Price will be the weighted average price of all common shares of the Corporation traded on the Toronto Stock Exchange on the twenty (20) trading days preceding the applicable dividend payment date. If the discount is applicable, TransCanada will announce by way of news release and/or in dividend announcements whether common shares of the Corporation purchased under the Plan will be issued from Treasury and the amount of discount percentage applicable.

COSTS

There are no brokerage commissions payable for common shares purchased from the Corporation under the Plan. In addition, the Corporation pays all administrative costs of the Plan.

STATEMENTS OF ACCOUNT

The Trustee will maintain an account for each participant in the Plan. A Statement of Account will be mailed by the Trustee to each participant approximately three (3) weeks after each quarterly investment. This statement will set out the amount of cash dividends paid on the participant's common shares and if applicable, preferred shares, for the quarter, the total amount of any optional cash payments received from the participant during the quarter, the number of additional common shares purchased through the Plan for the quarter, the date(s) of these purchases, the applicable purchase price(s) per share and the updated total number of common shares being held for the participant in the Plan. These statements are a participant's continuing record of the cost of purchases and should be kept for tax purposes. In addition, each participant will receive the appropriate information annually for reporting dividends for tax purposes.

SHARE CERTIFICATES

Generally, certificates for common shares purchased through the Plan will be held for participants and reported on the quarterly Statement of Account. This service protects against loss, theft or destruction of share certificates. Participants who require a share certificate but who do not wish to terminate participation in the Plan may obtain a certificate for any number of whole common shares held in their account by written request to the Trustee. A certificate will not be issued for a fraction of a share.

Plan accounts are maintained in the names in which certificates were registered with the Corporation at the time the participant enrolled in the Plan. Consequently, certificates for whole common shares withdrawn from the Plan will be registered in exactly the same manner when issued.

Shares being held for a participant in the Plan may not be pledged, sold or otherwise disposed of by a participant. A participant who wishes to pledge, sell or otherwise dispose of such shares must request that a certificate for the required number of shares be issued before such action may be taken. Certificates will generally be issued to participants within three (3) weeks of receipt by the Trustee of a participant's written request. Both the new certificated shares and the shares remaining in a participant's account will continue to receive dividend reinvestment.

TERMINATION OF PARTICIPATION

Participation in the Plan may be terminated by written notice to the Trustee signed by the registered holder or his/her agent. If such notice is not signed by the registered holder, sufficient evidence of another's authority to act on behalf of the registered holder must be supplied. If notice of termination is not received by the Trustee at least three (3) business days before a common share dividend record date, settlement of the participant's account will not commence until after the next investment has been completed.

Generally, a termination will be processed within three (3) weeks of receipt by the Trustee of a written request for termination or within three (3) weeks after a payment date. The Trustee does not sell shares or provide cash for any whole common shares held for participants.

When a participant terminates participation in the Plan or when the Plan is terminated by the Corporation, the participant will receive a certificate for the whole common shares held in the participant's account, a cash payment for any fraction of a common share and the return of any uninvested optional cash payments. The cash payment for any fraction of a common share will be based on the Average Market Price for the immediately preceding investment date.

Participation in the Plan will be terminated upon receipt by the Trustee of evidence of the death of a participant. In such case, a certificate for the whole common shares in the participant's account will be issued in the name of the deceased participant along with a cash payment for any fraction of a common share in the account and the return of any uninvested optional cash payments. Requests for issuance of a certificate and/or a cash payment for a fractional share in the name of an estate must be accompanied by appropriate documentation.

After termination of participation in the Plan, all cash dividends will be paid to the shareholder in cash.

DISPOSITION OF SHARES HELD IN CERTIFICATE FORM

Shareholders may have shares in the Plan which are held in certificate form (see "Share Certificates"). If a participant sells or transfers any of their shares held in certificate form that are enrolled in the Plan, the Participant's enrollment in the Plan will, solely in respect of any such sold or transferred shares, be terminated effective on the date of sale or transfer. Certificated shares still held by such participant and non certificated shares registered in the Plan will not be affected by any such transfer or sale and will continue to have its dividends reinvested in the Plan.

RIGHTS OFFERINGS

If the Corporation makes available to its registered holders of common shares any rights to subscribe for additional shares or other securities, rights certificates will be forwarded to participants in the Plan in proportion to the number of whole common shares being held for them. Such rights will not be made available for any fraction of a share held for a participant.

STOCK DIVIDENDS AND STOCK SPLITS

With respect to any common shares held for a participant in the Plan which are not in certificate form, any stock dividends (other than stock dividends paid as a result of participation in a stock dividend plan) and any common shares resulting from a stock split will be credited to the participant's account based upon the number of whole and fractional shares being so held for the participant in the Plan. In connection with common shares held in certificate form by a Plan participant, certificates for common shares resulting from such a stock dividend or stock split on common shares will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan.

SHARE VOTING

Whole common shares held for a participant's account under the Plan are voted in the same manner as common shares held in certificate form, either by proxy or by the participant in person. Shares for which instructions are not received will not be voted.

RESPONSIBILITIES OF THE CORPORATION AND THE TRUSTEE

Neither the Corporation nor the Trustee shall be liable for any act undertaken or omitted in good faith, or have any duties, responsibilities or liabilities except as are expressly set forth in the Plan or are required by law. In particular, the Corporation and the Trustee must comply with all applicable laws now or hereafter in force, which may impose a duty to permit any properly authorized party to have access to and examine and make copies of any records relating to the Plan.

Participants should recognize that neither the Corporation nor the Trustee can assure a profit or protect against a loss on common shares purchased under the Plan.

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect which would prejudice the interests of participants. Participants will be sent written notice of any such amendment, suspension or termination. If the Plan is terminated by the Corporation, participants will receive a certificate for whole common shares being held for them, a cash payment for any fraction of a common share and the return of any uninvested optional cash payments.

NOTICES

All notices required to be given to a participant in the Plan will be mailed to the participant at the most recent address shown on the records of the Trustee.

All communications to the Trustee and requests for forms or information regarding the Plan should be directed to:

    Computershare Trust Company of Canada
    Stock Transfer Services/DRS Department
    Suite 600, 530 - 8th Avenue S.W.
    Calgary Alberta, CANADA
    T2P 3S8
    Tel: (403) 267-6555
    Toll-free: (888) 267-6555
    Email: caregistry@computershare.com

TAX CONSIDERATIONS

The following is a general description of the Canadian income tax issues affecting participants in the Plan based on the laws and administrative policies in effect on June 17, 2003.

Shareholders should consult tax advisors in their country of residence about the tax consequences which will result from their participation in the Plan.

RESIDENTS OF CANADA

Under the Income Tax Act (Canada) and the Taxation Act (Quebec), the cost of the common shares acquired pursuant to this Plan will equal the amount paid namely, 100% of the Average Market Price for common shares purchased.

These Acts also require that the cost of all common shares acquired after 1971 be averaged.

The fact that dividends are reinvested pursuant to the Plan does not affect the tax payable on such dividends by participants. All dividends reinvested by an individual will be included in a participant's income and will be subject to the gross-up and dividend tax credit rules. Private corporations and certain other corporations may be subject to refundable tax on dividends so invested.

A participant will not realize any taxable income when receiving a certificate for whole common shares from the Plan whether upon request for such shares from the participant's account, upon termination of participation by the participant or upon termination of the Plan by the Corporation. However, a participant who holds shares as capital property may realize a capital gain or loss on the sale or exchange of whole common shares acquired through the Plan.

When a participant terminates participation in the Plan or when the Plan is terminated by the Corporation, the participant will receive a cash payment for fractional holdings. A deemed dividend may arise if the cash payment for a fractional share exceeds the paid-up capital in respect of such fraction and a capital gain or capital loss may also be realized in certain circumstances. The deduction of a capital loss is restricted.

The full amount of capital gains and the amount of dividends received (exclusive of the gross-up) are included in taxable income for purposes of calculating the alternative minimum tax.

NON-RESIDENTS OF CANADA

Shareholders outside of Canada may participate in the Plan if permitted by law in the jurisdiction where they reside. Dividends designated by a non-resident participant for reinvestment under the Plan will be reduced by the amount of Canadian withholding tax applicable and any other applicable withholding tax as required by law at the time the payment is made.

USE OF PROCEEDS

In the case where additional common shares of the Corporation are issued from Treasury, the proceeds received by the Corporation from the issue of these common shares under the Plan will be used for general corporate purposes.

                    ADDITIONAL INFORMATION FOR RESIDENTS OF
                          THE UNITED STATES OF AMERICA

TAX CONSIDERATIONS FOR UNITED STATES CITIZENS OR RESIDENTS

The following discussion of certain Canadian and United States Federal income tax consequences of participation in the Plan by a citizen or a resident of the United States, its territories or possessions (a "U.S. Participant") is based on the applicable Canadian and United States law and regulations in effect on June 17, 2003. It is for general guidance only and does not purport to be complete. In addition, a U.S. Participant may incur United States state and local income tax consequences in addition to, and possibly differing substantially from, the Federal income tax consequences. Accordingly, a U.S. Participant should consult his own tax advisor with respect to the income tax consequences of participating in the Plan.

CANADIAN NON-RESIDENT TAX

Dividends paid to U.S. Participants with respect to their TransCanada's common share holdings and if eligible, TCPL preferred holdings, and designated for reinvestment under the Plan, will generally be reduced by Canadian withholding tax of 15% before reinvestment.

Commencing January 1, 2001, however, such dividend payment may, under the U.S. Internal Revenue Service (IRS) regulations, require us, as a foreign payer, to withhold and pay to the IRS 31% of any dividend or interest payments made as "Backup Withholding" tax. This withholding tax is in addition to the non-resident tax rate of 15% required under Canadian law and is reported on a separate form.

However, the IRS has stated that if you provide us with your correct Taxpayer Identification Number, make the proper certifications, (which may be done on Form W-9, "Request for Taxpayer Identification Number and Certification"), and report all your taxable interest and dividends on your tax return, the payment you receive from us will not be subject to the Backup Withholding tax.

Please note that if you do not complete and return Form W-9 to the Trustee, you may be subject to a financial or other penalty under Section 6723 of the Internal Revenue Code.

UNITED STATES FEDERAL TAXES

The fact that dividends are reinvested does not relieve U.S. Participants of any liability for taxes which may be payable on such dividends.

The amount to be included in a U.S. Participant's United States Federal taxable income due to dividends reinvested in the Plan is the United States dollar equivalent of the sum of:

    - the fair market value on the payment date of the common shares purchased with reinvested dividends;

    - the amount withheld for Canadian withholding tax; and

    - the amount withheld for U.S. withholding tax, as applicable.

For this purpose, the fair market value of common shares on the payment date will generally be the average of the high and low sale price for that date, as reported by the exchange on which the common shares are principally traded. A U.S. Participant may be entitled, subject to certain limitations, to a credit against United States Federal income tax for Canadian taxes withheld from such dividends. A U.S. Participant may be able to claim a deduction against United States Federal taxable income for such Canadian taxes if he or she does not elect a credit.

The tax basis for a U.S. Participant for each share or fraction of a share acquired through the dividend reinvestment option of the Plan is the fair market value of such share or fraction thereof on the date it is purchased.

Shares purchased with optional cash payments through the share purchase option of the Plan have a tax basis set at the actual purchase price per share.

The holding period for shares purchased with common or preferred share dividends or optional cash payments begins on the day following the purchase date.
U.S. Participants will not recognize any taxable income when receiving a certificate for whole shares from their account. Gain or loss will be recognized when shares received through the Plan are sold or exchanged by participants and when participants receive a cash payment from TransCanada for a fraction of a share upon termination of their account or upon termination of the Plan by TransCanada. The amount of this gain or loss will be the difference between the amount a participant receives for the shares and the tax basis for such shares. The gain or loss will be capital gain or loss assuming that the shares are held as capital assets and will be long-term if the holding period of such shares exceeds one (1) year. In the case of individuals, estates and trusts, capital gain recognized from the sale of shares held for more than one year generally will be taxed at a maximum rate of 20%.

AVAILABLE INFORMATION

TransCanada is subject to the informational requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act"). Accordingly, TransCanada files reports and other information with the Securities and Exchange Commission (the "Commission"). Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States.

Participants may read and copy such reports and other information concerning TransCanada at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. Participants may also obtain copies of such material by sending a written request to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street,
Washington, D.C. 20549 and by paying the prescribed rates. Participants may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like TransCanada, that file electronically with the Commission. The address of that site is http://www.sec.gov. Participants may also read and copy such material at the offices of the New York Stock
Exchange, Inc., 20 Broad Street, New York, New York on which exchange TransCanada's common shares are listed. TransCanada's common shares are also listed on the Toronto Stock Exchange.

TransCanada has filed a Registration Statement relating to the common shares offered by this Prospectus with the Commission. This Prospectus omits certain of the information contained in the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows TransCanada to incorporate by reference information into this Prospectus. This means that TransCanada can disclose important information to you by referring you to another document filed separately with the Commission. The information that TransCanada incorporates by reference in this Prospectus is considered to be part of this Prospectus. Because TransCanada is incorporating by reference some of its future filings with the Commission, this Prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this Prospectus. The following documents, which TransCanada and TCPL have filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

    (a) TCPL's Annual Report on Form 40-F for the year ended December 31, 2002;

    (b) The following documents filed as part of TCPL's Form 6-K report on April 28, 2003:

         (i) Unaudited interim comparative consolidated financial statements of TCPL for the period ended March 31, 2003;

        (ii) Management's discussion and analysis of financial condition and results of operations of TCPL for the period ended March 31, 2003;

        (iii) U.S. GAAP reconciliation of the consolidated comparative interim unaudited financial statements of TCPL;

    (c) Management Proxy Circular (excluding the sections entitled "Composition of the Human Resources Committee", "Report on Executive Compensation", "Performance Graph" and "Corporate Governance"), filed by TCPL as part of a Form 6-K report on March 26, 2003;

    (d) TransCanada's Form 6-K report filed on May 15, 2003, reporting an arrangement between TCPL and TransCanada Corporation and TransCanada Corporation's succession to TCPL; and

    (e) The description of the common shares (and related rights under TransCanada's Shareholder Rights Plan) contained in TransCanada's Registration Statement filed on Form 8-A on May 14, 2003, including any amendment or report filed with the Commission for the purpose of updating such description.

All subsequent reports on Form 40-F and, to the extent, if any, designated therein, reports on Form 6-K filed by TransCanada with the Commission pursuant to the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus.

TransCanada will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to:

TransCanada Corporation, TransCanada Tower, 450 - 1st Street S.W., Calgary, Alberta, Canada T2P 5H1, Attention: Vice-President and Corporate Secretary, Telephone Number (403) 920-2000.

ENFORCEABILITY OF CERTAIN LIABILITIES

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that TransCanada is incorporated or organized under the laws of Canada, that some or all of its officers and directors may be residents of Canada, that some or all of the experts named in the Registration Statement may be residents of Canada and that all or a substantial portion of the assets of TransCanada and said persons may be located outside the United States.

As a result, it may be difficult for shareholders to effect service of process within the United States upon the directors, officers and experts who are not residents of the United States, or to enforce or recover upon judgments against such persons and TransCanada of courts of the United States predicated upon civil liability provisions of the United States federal securities laws. TransCanada believes that judgments predicated solely upon civil liability provisions of the United States federal securities laws against such persons would be enforceable if such judgments otherwise met the requirements for enforcement of a foreign judgment in Canada and that original actions predicated solely upon United States federal securities laws may be brought against TransCanada or against any of its directors, officers or experts, who are not residents of the United States, in a court of competent jurisdiction in Canada if the court is satisfied that the United States is the LEX LOCI DELICTI
(i.e., the place of the wrong) for such claim.

EXPERTS

The consolidated financial statements included in TCPL's Annual Report on Form 40-F for the fiscal year ended December 31, 2002 have been incorporated by reference in this Prospectus in reliance upon the report of KPMG LLP, independent chartered accountants, and upon the authority of said firm as experts in auditing and accounting.

To the extent that KPMG LLP or another firm of independent chartered accountants audits and reports on financial statements of TransCanada issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in this Prospectus in reliance upon their report and upon the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the common shares offered pursuant to this Prospectus will be passed on for TransCanada by Albrecht W.A. Bellstedt, Executive Vice-President, Law and General Counsel of TransCanada.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF CERTAIN PERSONS

    Section 124 of the Canada Business Corporation Act ("CBCA") and Section 6 of the Registrant's By-Law No. 1 provide for the indemnification of directors and officers of the Registrant. Under these provisions, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer, and may indemnify an individual who acts or acted at the Registrant's request as a director or officer or in a similar capacity of another entity (collectively, an "Indemnified Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal or administrative action or other proceeding (other than in respect to an action by or on behalf of the Registrant to procure a judgment in its favor) in which the individual is involved because of that association with the Registrant or other entity, if the Indemnified Person fulfills the following two conditions: (a) he or she acted honestly and in good faith with a view to the best interests of the Registrant and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. In respect of an action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative, investigative or other proceeding to which he or she is made a party by reason of his or her position with the Registrant or such other entity if he or she fulfills the conditions in clauses (a) and (b) of this paragraph and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The Registrant maintains directors' and officers' liability insurance with policy limits of U.S. $175 million in the aggregate, subject to a deductible in respect of corporate reimbursement of U.S.$250,000 for each loss. Generally, under this insurance the Registrant is reimbursed for payments made under corporate indemnity provisions on behalf of its directors and officers, and individual directors and officers (or their heirs and legal representatives) are reimbursed for losses arising during the performance of their duties for which they are not indemnified by the Registrant. Major exclusions from coverage include claims arising from illegal acts, those acts which result in illegal personal profit, violation of any fiduciary duty under the United States of America Employee Retirement Income Security Act of 1974, pollution damage (except for resultant shareholder actions) and claims brought by a director or officer against the Registrant, or another director or officer or by the Registrant against a director or officer except for shareholder derivative actions.

    The foregoing is a description of the provisions of Section 124 of the CBCA and the Registrant's By-Law No. 1 regarding indemnification of directors and officers of the Registrant and the Registrant's directors' and officers' liability insurance in effect as of June 15th, 2003.

ITEM 9. EXHIBITS.

    See Index to Exhibits which is incorporated herein by reference.

ITEM 10. UNDERTAKINGS.

    (a) The Registrant hereby undertakes:

       (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to under
       Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 19th day of June, 2003.

                                                       TRANSCANADA CORPORATION

                                                       By:  /s/ HAROLD N. KVISLE
                                                            ----------------------------------------------
                                                            Harold N. Kvisle
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER AND
                                                            DIRECTOR

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints each of Harold N. Kvisle, Russell K. Girling and Rhondda E.S. Grant his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    This Power and Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities indicated on June 19, 2003.

                         SIGNATURE                                            TITLE
                         ---------                                            -----
                    /s/ HAROLD N. KVISLE                          President and Chief Executive
------------------------------------------------------------  Officer (Principal Executive Officer)
                      Harold N. Kvisle                                    and Director

                   /s/ RUSSELL K. GIRLING                      Executive Vice-President and Chief
------------------------------------------------------------            Financial Officer
                     Russell K. Girling                           (Principal Financial Officer)

                      /s/ LEE G. HOBBS
------------------------------------------------------------      Vice-President and Controller
                        Lee G. Hobbs                             (Principal Accounting Officer)

                   /s/ DOUGLAS D. BALDWIN
------------------------------------------------------------                Director
                     Douglas D. Baldwin

                    /s/ WENDY K. DOBSON
------------------------------------------------------------                Director
                      Wendy K. Dobson

                     /s/ PAULE GAUTHIER
------------------------------------------------------------                Director
       The Hon. Paule Gauthier, P.C., O.C., O.Q. Q.C.

                                     III-1

                         SIGNATURE                                            TITLE
                         ---------                                            -----
                  /s/ RICHARD F. HASKAYNE
------------------------------------------------------------                Director
                    Richard F. Haskayne

                    /s/ KERRY L. HAWKINS
------------------------------------------------------------                Director
                      Kerry L. Hawkins

                    /s/ S. BARRY JACKSON
------------------------------------------------------------                Director
                      S. Barry Jackson

                    /s/ DAVID P. O'BRIEN
------------------------------------------------------------                Director
                      David P. O'Brien

                     /s/ JAMES R. PAUL
------------------------------------------------------------                Director
                       James R. Paul

                   /s/ HARRY G. SCHAEFER
------------------------------------------------------------                Director
                     Harry G. Schaefer

                   /s/ W. THOMAS STEPHENS
------------------------------------------------------------                Director
                     W. Thomas Stephens

                   /s/ JOSEPH D. THOMPSON
------------------------------------------------------------                Director
                     Joseph D. Thompson

                                     III-2

                           AUTHORIZED REPRESENTATIVE

    Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has duly signed this Post-Effective Amendment No. 1, solely in the capacity of the duly authorized representative of TransCanada Corporation in the United States, on June 19, 2003.

                                                       TRANSCANADA POWER MARKETING LTD.

                                                       By:  /s/ RHONDDA E.S. GRANT
                                                            ----------------------------------------------
                                                            Rhondda E.S. Grant
                                                            SECRETARY

                                     III-3

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                          DESCRIPTION
-------                                         -----------
  4.1                   Certificate and Articles of Incorporation of the Registrant
                        (incorporated by reference to Exhibit 3.1 to the
                        Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 14, 2003)

  4.2                   By-law No. 1 of the Registrant (incorporated by reference to
                        Exhibit 3.2 to the Registrant's Registration Statement on
                        Form 8-A filed with the Securities and Exchange Commission on May 14, 2003)

  4.3                   Shareholder Rights Plan, dated as of April 24, 2003, by and between the Registrant and Computershare Trust Company of
                        Canada, including the form of rights certificate
                        (incorporated by reference to Exhibit 4.1 to the
                        Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 14, 2003)

  5.1                   Opinion of Albrecht W.A. Bellstedt

 23.1                   Consent of KPMG LLP

 23.2                   Consent of Albrecht W.A. Bellstedt (included in
                        Exhibit 5.1)

 24.1 Power of attorney (included on III-1 and III-2 of the Registration Statement)